Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements on Forms F-3 (File Nos. 333-286326, 333-290973, 333-293656, 333-294406, 333-296156 and 333-278400) and Forms S-8 (File Nos. 333-280017 and 333-291195) of our report dated March 28, 2025, relating to the financial statements of Tanbreez Mining Greenland A/S, appearing in Critical Metals Corp.’s Current Report on Form 6-K/A dated May 14, 2026, incorporated by reference in this Current Report on Form 6-K.

/s/ Marcum LLP

Houston, Texas

June 22, 2026